UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 7, 2007

DELPHI FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-114621	3-3427277

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE	19899

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code	302-478-5142

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On November 8, 2007, Delphi Financial Group, Inc. (the “Company”) entered into a Supplement to Credit Agreement (the “Supplement”) among the Company, Bank of America, N.A. as administrative agent, and the various financial institutions party to the Amended and Restated Credit Agreement dated as of October 25, 2006 (the “Amended Credit Agreement”). Pursuant to the Amended Credit Agreement, the Supplement increases the maximum borrowings available under such agreement by $100 million to $350 million. The Supplement also adds certain financial institutions as as new lenders under the Amended Credit Agreement.
The Supplement to the Amended Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing description is qualified in its entirety by reference to such Exhibit.
Item 8.01 Other Events
On November 7, 2007, the Company’s Board of Directors authorized a new share repurchase program under which up to 1.5 million shares of the Company’s Class A Common Stock may be acquired from time to time on the open market or in privately negotiated transactions, subject to market conditions and applicable legal requirements. The new program replaces the Company’s share repurchase program previously in effect.
On November 8, 2007, the Company issued a press release announcing that it had entered into the Supplement discussed above and the authorization of the new share repurchase program. A copy of this press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit Number	Description of Exhibits
10.1	Supplement to Credit Agreement dated November 8, 2007, among Delphi Financial Group, Inc. as the Borrower, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto.

99.1	Registrant’s November 8, 2007 press release
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.

/s/ ROBERT ROSENKRANZ

Robert Rosenkranz
Chairman of the Board and
Chief Executive Officer
(Principal Executive Officer)
Date: November 8, 2007